Exhibit 10.32

FIRST AMENDMENT TO THE

HYATT HOTELS CORPORATION

EXECUTIVE CHANGE IN CONTROL PLAN

THIS AMENDMENT to the Hyatt Hotels Corporation Executive Change in Control Plan (the “Plan”) is effective as of January 1, 2009 consistent with Internal Revenue Service (IRS) Notice 2010-6, as modified by IRS Notice 2010-80 (the “IRS Notices”).

WHEREAS, the Plan provides certain severance benefits to executives of the Hyatt Hotels Corporation (the “Company”) and its affiliates in the event of a “Change in Control” (as defined in the Plan); and

WHEREAS, the Company desires to clarify the timing of releases under the Plan to be consistent with the terms of Section 409A of the Internal Revenue Code of 1986, as amended and the IRS Notices.

NOW, THEREFORE, the Company hereby amends the Plan in the following particulars:

1.	Effective as of January 1, 2009, Section IV of the Plan is amended by adding the following as the second sentence to the Time of Payment provision thereto:

“In the event that any portion of your Severance Benefits or the Additional Benefits are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code and the timing of the delivery of the Release could cause such Severance Benefits or Additional Benefits to begin in one or another taxable year, then notwithstanding the foregoing, your Severance Benefits and/or Additional Benefits shall commence on the later of the next regularly scheduled payroll of the Company after the Release has become irrevocable and enforceable, or the first regularly scheduled payroll of the Company in the taxable year following your termination.”

2.	In all other respects, the Plan shall remain in full force and effect.

* * * * *

I hereby certify that the foregoing First Amendment was duly adopted by the Compensation Committee of the Board of Directors of Hyatt Hotels Corporation on December 16, 2010.

Executed on this 17 day of December, 2010.

/s/ Robert W. K. Webb
Chief Human Resources Officer